Exhibit 99.1

Medicine Man Technologies Announces Record Second Quarter 2019 Results

•	Second Quarter Total Revenue Grows by 24% Year-Over-Year
•	Second Quarter Highlighted by 249% Increase in Product Revenue
•	Company to Host Q2 2019 Financial Results Conference Call on Thursday, August 15, 2019, at 4:15 p.m. ET

DENVER, August 14, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company"), today provided the financial results for its second quarter of 2019.

During the three months ended June 30, 2019, the Company generated revenue of $1,757,819, an increase of approximately 24% as compared to revenue of $1,417,687 in the three months ending June 30, 2018. Product sales grew 249%, from $380,699 to $1,331,979.

The Company reported cost of goods and services totaling $1,086,413 during the three months ended June 30, 2019. This is compared to $380,396 during the same time period in 2018. This rise in cost is due to increased sales of product and increased salaries and related employment costs related to the sale of product.

Operating expenses during the three months ended June 30, 2019, were $9,014,276 as compared to $884,119 for the same period prior year. Increased operating expenses during this three-month period were primarily due to non-cash, stock-based compensation charges of $2,225,406 and derivative liability charges of $5,024,576. When ignoring these non-cash charges, the second quarter’s operating loss improved sequentially to ($1,092,888) from the first quarter’s net loss of ($2,228,027). This improvement was largely due to lower professional services expenses in the second quarter.

The Company reported net loss related to the three months ending June 30, 2019 of $8,822,650 or equivalent to ($0.30) per share as compared to a net income of $181,692 for the first three months ending June 30, 2018. The aforementioned non-cash stock-based compensation and derivative liability charges collectively accounted for ($7,249,982) of the net loss.

The Company’s cash balance as of June 30, 2019, was $4,347,495, as compared to $699,979 as of March 31, 2019. The increased cash position was due primarily to the equity investment by strategic partner Dye Capital & Company.

“The second quarter of 2019 has proven to be quite foundational for the Company, as we continue to strengthen our positioning through the entry into binding term sheets for three additional proposed acquisitions, the addition of key management and Board of Directors personnel, and an eight-figure investment from a strategic investment partner, Dye Capital & Company,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “From an operating viewpoint, the second quarter’s positive sequential trends in gross margin and normalized operating expenses are encouraging as we increased our product sales and recognized economies of scale. Our key strategy is to become a vertically integrated global operator in the cannabis industry and deliver the best products through leading cultivation, extraction, and manufacturing methods. I’m very pleased to say that we accomplished this goal through our second-quarter 2019 corporate developments. We look forward to the quarters ahead and closing on all our pending acquisitions.”

Second Quarter 2019 Conference Call and Update on Business Developments

The Company will host a conference call on Thursday, August 15, 2019, after market close at 4:15 p.m. ET. Investors interested in participating in the call can dial 877-407-8293 from the U.S. or 201-689-8349 internationally. A live webcast will be available on the Company’s website at https://ir.medicinemantechnologies.com/. It is recommended that investors visit the website 15 minutes prior to the call to register, download, and install any necessary audio software. A telephone replay will be available approximately two hours after the call concludes through August 29, 2019, by dialing 877-660-6853 for participants in the U.S. or 201-612-7415 for participants that are international, and entering access code 13693837. The webcast will be archived for two weeks on the Medicine Man Technologies investor site.

Chief Executive Officer Andy Williams will be joined by Chief Operating Officer, Joe Puglise, to discuss the Company's financials and recent developments and answer questions during the call. Participants may submit questions prior to the call by emailing ir@medicinemantechnologies.com with "MDCL Question" in the subject line, and also during the live call via webcast.

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For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company's intellectual property includes the ""Three A Light"" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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